EXHIBIT 99.1




Contact:            Richard S. Wallington
                    Chief Financial Officer
                    (205) 942-3737




                         BOOKS-A-MILLION, INC. ANNOUNCES
                            INCREASE IN CASH DIVIDEND


     BIRMINGHAM, Ala. (March 15, 2005) Books-A-Million, Inc. (Nasdaq/NM:BAMM) today announced that its Board of Directors has approved a $0.02 increase in its quarterly dividend to $0.05 per share from $0.03 per share. The quarterly dividend will be paid beginning with the quarter ended January 29, 2005.

     The quarterly dividend of $0.05 per share is payable on April 12, 2005, to stockholders of record at the close of business on March 29, 2005. The Company will pay quarterly cash dividends in the future subject to Board approval.

     Books-A-Million is one of the nation's leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 207 stores in 19 states and the District of Columbia. The Company operates four distinct store formats, including large superstores operating under the names Books-A-Million and Books & Co., traditional bookstores operating under the names Books-A-Million and Bookland, and Joe Muggs Newsstands.